Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fox Chase Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-167942, No. 333-167941 and No. 333-176398 on Form S-8 of Fox Chase Bancorp, Inc. (the Company) of our reports dated March 12, 2012, with respect to the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Fox Chase Bancorp, Inc.

Our report dated March 12, 2012 on the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011, refers to the Company’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.

Philadelphia, Pennsylvania

March 12, 2012